Exhibit 99.1

Possis Medical, Inc. Reports Second-Quarter Results

AngioJet® Ultra System Placements Drive Sales Growth of 30 Percent

MINNEAPOLIS--(BUSINESS WIRE)--Possis Medical, Inc. (NASDAQ: POSS), a developer, manufacturer and marketer of pioneering medical devices used in endovascular procedures, today reported results for its fiscal 2008 second quarter.

For the second quarter ended Jan. 31, 2008, Possis’ net sales increased 30 percent to $20.6 million from fiscal 2007 second-quarter sales of $15.8 million. The Company reported net income of $570,000, or $0.03 per diluted share, versus net income of $174,000, or $0.01 per diluted share, for the prior-year period. This includes stock-based compensation expense of $536,000, net of tax, or $0.03 per diluted share, and $662,000, net of tax, or $0.04 per diluted share, for the fiscal 2008 and 2007 second quarters, respectively.

“Possis continues to have success in placing AngioJet® Ultra Consoles,” said Robert G. Dutcher, CEO of Possis Medical, Inc. “As a result, we’re seeing a corresponding rise in Ultra Console and Thrombectomy Set sales, which helped fuel our favorable second-quarter results. To date, Possis has placed 525 Ultra System Consoles—placing 136 and selling 80 in the second quarter alone—and sales of Ultra Thrombectomy sets were 42 percent of total catheter sales in the second quarter.” AngioJet Ultra Console placements and sales in the fiscal 2007 second quarter totaled 22 and 10, respectively.

As previously disclosed, Possis has increased its allowance for sales returns due to the AngioJet Ultra Thrombectomy System launch. The Company’s fiscal second-quarter allowance for sales return was 2.4 percent of gross revenue. This is up from approximately 1.6 percent for the year-ago quarter, and down from 2.6 percent of gross revenue in the sequential fiscal 2008 first quarter. The year-over-year increase is due to the expected rise in returns of disposable product inventory usable only with the previous-generation AngioJet System, as a result of customer conversion to the new Ultra System. Please refer to the table on page 5 for additional details on revenue and sales returns.

Possis’ peripheral product sales delivered 25 percent year-over-year growth in the second quarter, coronary product revenues increased 17 percent year-over-year and 9 percent sequentially, and AV access product line sales were flat during the same period. Overall, catheter set sales, or disposables, rose 17 percent from the prior-year second quarter and 7 percent sequentially. Sales of new non-AngioJet products, such as the SafeSeal™ Hemostasis Patch and the Fetch(R) Aspiration Catheter rose year-over-year.

For the second quarter, Possis’ gross profit margin was 66.8 percent, down sequentially from 69.4 percent in the fiscal 2008 first quarter, and versus 70.0 percent in the year-ago second quarter. The year-over-year decrease was due primarily to the shift in the overall sales mix from disposables to lower margin consoles, combined with higher non-recurring costs to bring first-generation disposable inventory levels down. Sequentially and year-over-year, average selling prices remained firm across the Company’s product lines.

Selling, general and administrative expenses (SG&A) increased by $1.3 million from the year-earlier second quarter, to $10.6 million. Sales force additions and commissions on higher sales levels, combined with additional marketing expenses to support new product launches, contributed to the increase.

Fiscal 2008 second-quarter research and development (R&D) spending increased slightly to $2.6 million. R&D spending represented 12.4 percent of second-quarter revenue.

On Jan. 31, 2008, cash, cash equivalents and marketable securities totaled $40.6 million, up slightly from $40.4 million on Oct. 31, 2007.

For the six-month period ended January 31, 2008, sales totaled $39.5 million, versus $31.4 million in the prior year. The Company reported net income of $674,000 for the six months on a GAAP basis, including stock-based compensation expense of $1.0 million, net of tax, or $0.05 per diluted share. For the prior-year six months, Possis reported a GAAP net loss of $60,000, including stock-based compensation expense of $1.3 million, net of tax, or $0.08 per diluted share. Non-GAAP (pro forma) net income for the first half of fiscal 2008 was $1.6 million, or $0.09 per diluted share, compared to $1.3 million, or $0.07 per diluted share, for fiscal 2007.

Product Update

The Spiroflex® VG catheter, the last of the current AngioJet Catheter models to be released in an Ultra-compatible version, was launched during the second quarter, providing physicians with Possis’ patented Cross-Stream® technology to capture and remove larger thrombus.

Clinical Science Update

Coronary Thrombectomy

At the October 2007 Transcatheter Cardiovascular Therapeutics (TCT) conference, Dr. Cindy Grines of William Beaumont Hospital in suburban Detroit presented very favorable results from an extensive meta-analysis of all literature reports detailing AngioJet use in heart attack patients. Grines’ analysis of more than 1,000 cases showed that the AngioJet patients performed just as well as non-AngioJet patients for survival without subsequent heart attacks or the need to re-treat, despite the fact that the AngioJet patients were at significantly higher clinical risk to start with because of their more frequent and larger thrombus. This work will soon be presented in manuscript form for publication.

At the upcoming American College of Cardiology (ACC) meeting in Chicago in late March, the Company is sponsoring a panel discussion by several select clinical experts who will detail the latest innovations for patient management during AngioJet coronary thrombectomy. The panel’s findings will be published as a supplement to the Journal of Invasive Cardiology later in 2008.

Possis’ JETSTENT clinical trial of AngioJet thrombectomy in heart attack patients with large thrombus has enrolled more than 260 patients to date at nine active sites, mostly in Europe. The Company recently began a planned interim analysis of this growing dataset.

Peripheral Arterial Thrombus and Venous Thromboembolic (VTE) Disease

Possis’ prospective, Web-based PEARL registry (PEripheral use of AngioJet Rheolytic Thrombectomy with Mid-Length Catheters) continues active patient enrollment, with more than 150 patients to date, treated with either the AngioJet DVX® or Xpeedior® catheter. Eventually, the PEARL registry will involve 20 or more high-volume peripheral AngioJet thrombectomy centers, will be an ongoing source of case studies, scientific presentations, and publications on the uses and clinical value of AngioJet thrombectomy in a variety of peripheral vascular disease challenges. The Company has assembled an independent physician panel to guide the progress of the PEARL registry. This physician steering committee will have its first meeting this spring and Possis expects several scientific presentations from PEARL to come out later this year

Business Outlook

Given the execution by Possis of a definitive merger agreement with MEDRAD, as announced February 11, 2008, it is suspending guidance pending the outcome of the acquisition contemplated by that agreement..

Second-Quarter Conference Call

The Company will host a conference call today, Wednesday, Feb. 20, 2008, at 9:30 a.m. (CT). Bob Dutcher, Chairman & CEO, and Jules Fisher, CFO, will discuss fiscal 2008 second-quarter operating results.

To join the conference call, dial 1-800-762-8779 (international 1-480-248-5081). A replay of the conference call will be available one hour after the call ends through 11:59 P.M. (CT) on Feb. 22, 2008. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and use the access code 3804797.

For individual investors, a Webcast of the conference call will be available at www.possis.com under the “Investors” tab, or at www.fulldisclosure.com. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of Possis’ conference call will be available for 30 days.

About Possis Medical, Inc.

Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, A-V grafts and native fistulas.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to clinical initiatives and the announced pending merger with Medrad. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2007, filed with the Securities and Exchange Commission.

POSSIS MEDICAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED JANUARY 2008 AND 2007
(UNAUDITED)

	Three Months Ended		Six Months Ended
	Jan. 31, 2008	Jan. 31, 2007	Jan. 31, 2008	Jan. 31, 2007
Product sales	$20,632,570	$15,806,085	$39,501,941	$31,409,966
Cost of medical products	6,843,143	4,737,400	12,610,099	9,145,594
Gross profit	13,789,427	11,068,685	26,891,842	22,264,372

Selling, general and administrative	10,614,068	9,265,398	21,778,065	19,081,443
Research and development	2,562,865	1,943,999	4,885,076	4,358,673
Other expenses	13,176,933	11,209,397	26,663,141	23,440,116

Operating income (loss)	612,494	(140,712)	228,701	(1,175,744)
Interest income	481,978	536,620	985,361	1,076,112
Loss on sale of securities	(77,768)	(38,208)	(7,093)	(19,317)

Income (loss) before income taxes	1,016,704	357,700	1,206,969	(118,949)
Provision (benefit) for income taxes	447,143	184,000	533,193	(59,000)

Net income (loss)	569,561	173,700	673,776	(59,949)

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities	156,000	(5,000)	219,000	188,000
Comprehensive income	$725,561	$168,700	$892,776	$128,051

Weighted average number of common shares outstanding:
Basic	16,955,183	17,179,940	16,931,284	17,164,966
Diluted	17,923,568	17,734,245	17,837,661	17,164,966

Net income (loss) per common share:
Basic	$0.03	$0.01	$0.04	$0.00
Diluted	$0.03	$0.01	$0.04	$0.00

POSSIS MEDICAL, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS	January 31, 2008	July 31, 2007

CURRENT ASSETS:
Cash and cash equivalents	$5,078,220	$2,664,607
Marketable securities	35,505,164	40,207,324
Trade receivables (less allowance for doubtful accounts and returns of $1,216,000 and $1,131,000, respectively)	9,811,976	8,647,569
Inventories	10,976,181	9,351,888
Prepaid expenses and other assets	2,885,353	2,955,583
Deferred tax asset	2,010,000	2,010,000
Total current assets	66,266,894	65,836,971

PROPERTY AND EQUIPMENT, net	4,510,492	4,872,574
DEFERRED TAX ASSET	9,554,152	9,518,000
NOTE RECEIVABLE – RAFAEL MEDICAL	1,500,000	--
INVESTMENT IN RAFAEL MEDICAL	2,612,887	2,612,887
PREPAYMENT TO VENDOR	1,330,000	--
OTHER ASSET	1,100,277	1,080,889

TOTAL ASSETS	$86,874,702	$83,921,321

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$1,826,686	$2,558,413
Accrued salaries, wages, and commissions	4,455,375	4,503,546
Other liabilities	2,569,507	2,369,801
Total current liabilities	8,851,568	9,431,760
OTHER LIABILITIES	1,298,563	1,201,743

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock-authorized, 100,000,000 shares of $0.40 par value each; issued and outstanding, 17,033,157 and 16,894,416 shares, respectively	6,813,263	6,757,766
Additional paid-in capital	79,757,028	77,538,548
Accumulated other comprehensive gain (loss)	159,000	(60,000)
Retained deficit	(10,004,720)	(10,948,496)

Total shareholders’ equity	76,724,571	73,287,818

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$86,874,702	$83,921,321

AngioJet System Key Business Indicators

Worldwide Market Data	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08
AngioJet Revenue - $(000)	$15,439	$15,619	$18,154	$18,092	$19,797
AngioJet 3000 Drive Units Sold	19	15	13	16	4
AngioJet Ultra Consoles Sold	10	36	67	61	80
AngioJet 3000 Drive Units & Ultra Consoles in the Field	1,899	1,966	2,144	2,242	2,342
AngioJet Catheters Sold	11,835	11,227	12,586	12,603	13,012

Below is the quarterly effect of Stock-Based Compensation Expense under SFAS 123(R) on the operations of the Company. All amounts are in thousands except for EPS diluted.

	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08
Cost of medical products	$93	$89	$75	$68	$75
Selling, general and administrative	587	613	492	419	541
Research and development	175	174	139	130	144
Income tax provision	(193)	(207)	(175)	(174)	(224)
Net income	(662)	(669)	(531)	(443)	(536)
EPS diluted	(0.04)	(0.04)	(0.03)	(0.03)	(0.03)

	Q2-07	Q3-07	Q4-07	Q1-08	Q2-08
Gross Product Sales	$16,066	$16,800	$19,720	$19,379	$21,143
Less: Sales Returns & Allowances	(260)	(560)	(715)	(510)	(510)
Net Product Sales	15,806	16,240	19,005	18,869	20,633

CONTACT:
Possis Medical, Inc.
Jules L. Fisher, 763-450-8011
Vice President, Finance and
Chief Financial Officer
Jules.Fisher@possis.com